UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT 1934

LA CORTEZ ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-5157768
(State of incorporation)	(IRS Employer Identification No.)

Calle 67 #7-35 Oficina 409
Bogotá, Colombia
(941) 870-5433
(Address and telephone number of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X]

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, par value $0.001 per share

Item 1.  Description of Registrant’s Securities to be Registered.

La Cortez Energy, Inc., a Nevada corporation (the “Company” or “we”), was incorporated on June 9, 2006 under the name La Cortez Enterprises, Inc.  On February 8, 2008, we filed the Amended and Restated Articles of Incorporation (the “Restated Articles”) with the Secretary of State of the State of Nevada which, among other things, (i) changed our name to La Cortez Energy, Inc. and (ii) increased our authorized common stock, par value $0.001 per share, to 300,000,000 shares.  As of the date of this Registration Statement on Form 8-A, there are 25,428,815 shares of Common Stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, including the election of directors. There are no cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation.

Holders of our common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds, subject to the prior rights of holders of preferred stock, if any, and any contractual restrictions we have against the payment of dividends on our Common Stock. In the event of a liquidation, dissolution or winding up, each outstanding share of our common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which as of the date hereof is designated or outstanding.  Our Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series.  Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of preferred stock will be determined by our Board of Directors, without the necessity of obtaining approval of the stockholders.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by our common stock stockholders and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Item 2.  Exhibits

The following exhibits are filed as a part of the registration statement:

Exhibit Number	Description

3.1
Amended and Restated Articles of Incorporation of the Registrant as filed with the Secretary of State of the State of Nevada on February 8, 2008 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2008).

3.2	By-Laws of the Registrant, as amended (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 15, 2010	LA CORTEZ ENERGY, INC. By: /s/Andres Gutierrez Rivera Name: Andres Gutierrez Rivera Title: Chief Executive Officer

Exhibit Index

Exhibit Number	Description

3.2	By-Laws of the Registrant, as amended (filed herewith).